October 31, 2024

Yuanjun Ye
Chief Financial Officer
LightInTheBox Holding Co., Ltd.
51 Tai Seng Avenue
#05-02B/C, Pixel Red
Singapore 533941

       Re: LightInTheBox Holding Co., Ltd.
           Form 20-F for Fiscal Year Ended December 31, 2023
           File No. 001-35942
Dear Yuanjun Ye:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services
cc:   Yu Wang